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                                                                    EXHIBIT 2(d)

                        THIRD AMENDMENT TO THE BYLAWS OF
                               JANUS ASPEN SERIES

Pursuant to the authority granted by Article III, Section 1(c) of Janus Aspen Series' ("JAS") Amended and Restated Trust Instrument dated March 18, 2003, as may be amended or supplemented from time to time (the "Trust Instrument"); by
Article II, Section 2 and Article IX, Section 1 of JAS's Bylaws, as may be amended from time to time; and by action of the Trustees of JAS at a meeting held on March 16, 2004, JAS's Bylaws are amended as follows:


SECTIONS 1 AND 6 OF ARTICLE IV ARE AMENDED AND RESTATED IN THEIR ENTIRETY AS
FOLLOWS:

Section 1. General. The officers of the Trust shall consist of a President, a Treasurer and a Secretary and may include one or more Vice Presidents, Assistant Treasurers or Assistant Secretaries, and such other officers as the Trustees may deem appropriate. Any person may hold more than one office. No officer need be a Trustee. The Trustees may, as they deem necessary or appropriate, designate elected officers of the Trust to act in any capacity, including without limitation, chief executive officer, principal executive officer, chief financial officer, principal financial officer, principal accounting officer, or chief compliance officer.

Section 6. President. In the absence of the Chairman of the Trustees, or if no Chairman of the Trustees has been appointed, the President shall preside at any meeting of the Trustees or Shareholders and in general shall exercise the powers and perform the duties of the Chairman of the Trustees, as described in Article II, Section 6 of the Trust Instrument and in these Bylaws. In the absence of the Chief Executive Officer, or if no Chief Executive Officer has been appointed, the President shall exercise the powers and perform the duties of the Chief Executive Officer, as described in these Bylaws. The President shall exercise such other powers and perform such other duties as the Trustees may from time to time assign to the President.